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                                                                    Exhibit 99.2



CONTACT:                                        FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619



        BLYTH, INC. AFFIRMS DOUBLE-DIGIT UNDERLYING GROWTH IN 4TH QUARTER DETERIORATING FOREIGN CURRENCIES WILL NEGATIVELY AFFECT REPORTED RESULTS

GREENWICH, CT, November 30, 2000: Blyth, Inc. (NYSE:BTH), a global leader in home fragrance products, today re-affirmed management's expectation of double-digit underlying growth for the remainder of the fiscal year, following the posting of record third quarter results. In the absence of a deterioration in the values of the euro and pound sterling, the Company would have anticipated sales growth of 11-12% and EPS growth of 12-16% in the fourth fiscal quarter. As a result of the deterioration of such currencies, the Company expects to report sales growth in the 5-6% range and reported EPS growth in the 5-9% range in the fourth quarter.

Absent such deterioration, the Company would have anticipated full year projections of 10% sales growth and 12 - 13% EPS growth. Full year reported net sales are expected to approximate 7%. Reported full year EPS, at $2.05 - $2.07, is expected to grow 8-10% compared to $1.89 in the prior fiscal year.

Commenting on the sales and earnings projections, Robert B. Goergen, Chairman of the Board and CEO, said, "We are pleased with our third quarter results and the outlook for another year of record returns at Blyth, particularly given the difficulties posed by the deterioration of foreign currencies and the current retail environment both in North America and Europe."

Sales within the U.K. and continental Europe account for approximately 21% of total Company sales. Blyth's European subsidiaries experience their strongest sales during the fourth fiscal quarter, which for these businesses is October, November and December. Therefore, the continued deterioration of the euro and pound sterling, which during the third fiscal quarter had already deteriorated 14% and 8%, respectively, from a year ago, will have its greatest impact in the Company's final fiscal quarter.

Mr. Goergen also noted that, "We believe Blyth's record sales performance will continue into the future as the result of strong management teams able to bring innovative new products to market quickly in each channel of distribution. Blyth is the only company among its major competitors to have a presence in every channel."

Blyth, Inc., headquartered in Greenwich, CT, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and


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decorative seasonal products. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod(R), PartyLite(R), Kate's Original Recipe(TM), Carolina Designs(R), Ambria(TM), Florasense(R), Jeanmarie(R) and FilterMate(R) and in Europe under the Gies, Liljeholmens and Colony brands. It is also a leading producer of portable heating fuel products sold under the Sterno(R) and Handy Fuel(R) brand names. Net Sales for the twelve months ended October 31, 2000 totaled $1,155,758,000.

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants in North America, the risk of a continued weak retail environment, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, and in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2000, and in the Company's Annual Report on Form 10-K for the year ended January 31, 2000.

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